UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/23/2006

TRIMERIS INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed in our Current Report on Form 8-K filed on March 15, 2006, the Company announced on March 15, 2006, that Charles A. Sanders had resigned from the Company's Board of Directors. Dr. Sanders was a member of the Company's Audit Committee, and, as a result of his resignation, the composition of the Company's Audit Committee was reduced from three members to two members. On March 20, 2006, E. Gary Cook was appointed to the Company's Audit Committee, and the Company notified Nasdaq of the appointment promptly thereafter.

Nasdaq's Marketplace Rules require, among other things, that the Company's Audit Committee have at least three members. On March 23, 2006, the Company received a letter from the Nasdaq Listing Qualifications Department indicating that the Company was not in compliance with Nasdaq Marketplace Rules with respect to audit committee composition requirements as a result of Dr. Sanders' resignation on March 15, 2006. As a result of the appointment of E. Gary Cook to the Audit Committee on March 20, 2006, however, Nasdaq indicated in the letter that the Company has remedied its noncompliance with the audit committee composition requirements. Accordingly, Nasdaq indicated in the letter that the Company is now in compliance with the requirements for continued listing set forth in the pertinent Nasdaq Marketplace Rules and, subject to the issuance of a press release, the matter is now closed. On March 24, 2006, the Company issued a press release with respect to the foregoing in accordance with Nasdaq Marketplace Rules. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1   Press release dated March 24, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS INC

Date: March 28, 2006	By:	/s/ Robert R. Bonczek
Robert R. Bonczek
Chief Financial Officer and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated March 24, 2006